Exhibit 99.3

Consolidated Financial Statements and Report of Independent Certified Public Accountants
MARKETSHARE PARTNERS, LLC AND SUBSIDIARIES
December 31, 2014

Report of Independent Certified Public Accountants

The Members
MarketShare Partners, LLC

We have audited the accompanying consolidated financial statements of MarketShare Partners, LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014 and the related consolidated statement of operations and comprehensive loss, members’ deficit and redeemable convertible preferred member units, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MarketShare Partners, LLC and subsidiaries at December 31, 2014 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Los Angeles, California
June 30, 2015 (except as to Note 10, which is as of October 30, 2015)

MarketShare Partners, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEET
As of December 31, 2014
(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$17,775
Accounts receivable, net	9,774
Prepaid expenses	1,567
Other current assets	1,360
Total current assets	30,476
Property and equipment, net	1,809
Goodwill	335
Intangible assets, net	405
Other assets	462
Total assets	$33,487

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED MEMBERS UNITS AND MEMBER'S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$10,266
Deferred revenue	9,316
Other current liabilities	182
Total current liabilities	19,764
Long-term liabilities:
Long-term debt	14,873
Other liabilities	2
Total liabilities	34,639
Commitments and contingencies
Redeemable convertible preferred member units	91,737
Member's deficit:
Members' capital	(92,514)
Accumulated other comprehensive loss	(375)
Total members' deficit	(92,889)
Total liabilities, redeemable convertible preferred member units and members' deficit	$33,487

The accompanying notes are an integral part of this consolidated financial statement.

MarketShare Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the year ended December 31, 2014
(in thousands)

Revenues:
Software licensing	$35,735
Professional services	15,438
Total revenues	51,173
Operating expenses:
Cost of revenues	22,670
Research and development	15,450
Sales and marketing	11,500
General and administrative	12,335
Total operating expenses	61,955
Operating loss	(10,782)
Other expenses	(16)
Interest expense	(1,741)
Total other expenses	(1,757)
Loss before income taxes	(12,539)
Income tax provision	139
Net loss	(12,678)
Other comprehensive loss, net of tax:
Foreign currency translation	(159)
Comprehensive loss	$(12,837)

The accompanying notes are an integral part of this consolidated financial statement.

MarketShare Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF MEMBERS' DEFICIT AND REDEEMABLE CONVERTIBLE PREFERRED MEMBER UNITS
For the year ended December 31, 2014

		Members' Deficit
	Redeemable Convertible Preferred Member Units	Members' Capital	Accumulated Other Comprehensive Loss	Total
			(In Thousands)
Members' deficit at January 1, 2014	$78,309	$(75,617)	$(216)	$(75,833)
Issuance of redeemable convertible preferred units, net	9,209	—	—	—
Accretion of redeemable convertible preferred units	4,219	(4,219)	—	(4,219)
Net loss	—	(12,678)	—	(12,678)
Foreign exchange translation loss	—	—	(159)	(159)
Members' deficit at December 31, 2014	$91,737	$(92,514)	$(375)	$(92,889)

The accompanying notes are an integral part of this consolidated financial statement.

MarketShare Partners, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOW
For the year ended December 31, 2014
(in thousands)

Operating activities
Net loss	$(12,678)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,402
Change in fair value of warrants	59
Accretion of issuance discount	170
Non cash interest on debt	275
Changes in operating assets and liabilities:
Accounts receivable, net	(2,401)
Prepaid expenses and other assets	(427)
Accounts payable and accrued liabilities	3,900
Deferred revenues	2,901
Other current liabilities	(4)
Net cash used in operating activities	(6,803)
Investing activities
Purchases of property and equipment, including internal-use software	(1,278)
Net cash used in investing activities	(1,278)
Financing activities
Proceeds from issuance of redeemable convertible preferred units	10,000
Proceeds from term loan, net of issuance costs	4,920
Net cash provided by financing activities	14,920
Effect of foreign exchange rates on cash	(159)
Net increase in cash and cash equivalents	6,680
Cash and cash equivalents at beginning of year	11,095
Cash and cash equivalents at end of year	$17,775
Supplemental schedule of cash activities
Interest paid	$1,101
Taxes paid	$119
Non cash investing and financing activities
Accretion of redeemable convertible preferred units	$4,219

The accompanying notes are an integral part of this consolidated financial statement.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

1.	ORGANIZATION AND BUSINESS

MarketShare Partners, LLC, a Delaware limited liability company (“MarketShare, MSP or the Company”), was founded in 2005. MSP is a marketing analytics company that enables businesses to grow efficiently by bringing to light what drives demand. MSP uncovers which actions drive marketing success, revealing how much businesses should spend on marketing channels, and showing what results the strategy will deliver. As a result, marketing, sales, and distribution investments are informed, accurate, and impactful, delivering greater levels of efficiency, growth, and return on investment.

MarketShare’s Decision Cloud Platform and the Strategy, Action and Benchmark Application, are designed to serve a distinct set of needs in terms of the level of analysis, budget, and timing for two main audiences: marketers and their agencies. MarketShare’s Price Application, is used by its joint venture with Ticketmaster to dynamically price live event tickets. (see Note 8).

Liquidity and Going Concern

In 2014, the Company incurred negative cash flows used in operations of $6.8 million, operating losses of $12.7 million, and had an accumulated deficit of $92.9 million at December 31, 2014. The Company has historically funded its operational and capital needs primarily through the net proceeds of debt and equity financing.

Management believes its existing cash balance of $17.8 million at December 31, 2014, availability on the Company’s line of credit, the expected level of operating expenses and its projected sales of existing products will be sufficient to meet its working capital and capital expenditure requirements through the end of 2015. Should cash flows used in operations cause the Company to exceed its available cash and borrowing capacity, the Company may be required to seek additional financing. Such financing may not be available at the terms acceptable to the Company, if at all. Failure to obtain additional funding in such circumstances may require the Company to significantly curtail its operations and/or dispose of certain operations or assets. No assurances can be provided that additional funding will be available at terms acceptable to the Company, if at all.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of MarketShares’s wholly owned subsidiaries, MarketShare Partners EMEA Ltd, JovianData, Inc, MarketShare Infotech India PVT Ltd, MarketShare ASIA, LLC, and MarketShare Kabushiki-kaisha.

The consolidated financial statements include the accounts of the Company and its subsidiaries as of December 31, 2014. All intercompany accounts and transactions for the period presented have been eliminated in consolidation.

The Company has a joint venture, Eight Ball Pricing Solutions, LLC (“Eight Ball”) with Ticketmaster, LLC (“Ticketmaster”) which is accounted for under the equity method. (see Note 8)

Foreign Currency Translation

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters. The functional currency of the Company’s major foreign subsidiaries is generally the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of members’ equity. The assets and liabilities of the Company’s non-U.S. subsidiaries whose functional currencies are other than the U.S. dollar are translated into U.S. dollars at the exchange rate on the balance sheet date. The resulting translated adjustments are recorded directly into accumulated other comprehensive loss. Revenue and expense items are translated at the average of the daily currency exchange rates that prevailed during a specific period of time. Transaction gains and losses are included in net loss in the period they occur. Transaction losses included in the net loss were approximately $6,000 for the year ended December 31, 2014.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

Comprehensive Loss

The Company’s comprehensive loss consists of net loss and foreign currency translation adjustments, which represent the effect of translating the assets, liabilities, and operating results of certain of the Company’s foreign subsidiaries that are excluded from net loss. Accumulated foreign currency translation loss of approximately $(159,000) for the year ended December 31, 2014, has been reflected in members’ deficit.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company generated revenue from two primary sources: 1) software licensing and 2) professional services.

Software licensing revenue includes access licenses for the Company’s software products that are sold to customers who are primarily marketers and agencies. The software is accessed by customers through the internet under a “software-as-a-service” (SaaS) model. The Company’s customers are not able to take possession of the software; rather, the software resides on hardware owned or rented by the Company under a hosting arrangement.

Professional services revenue includes marketing consulting, software implementation services, and customer training. Additionally, the Company is at times engaged by its customers to provide roadmap models, econometric reports, or other consulting-related services.

The Company recognizes the software licensing and professional services revenues when the following conditions have been satisfied:

•	Persuasive evidence of an agreement exists

•	Delivery has occurred or services have been rendered

•	The vendor’s fee is fixed or determinable

•	Collectability is reasonably assured

If the four criteria are not met when the customer is invoiced, amounts are deferred until all of the criteria are met. These criteria are further defined as follows:

i)    Persuasive Evidence of an Arrangement Exists

Software Licensing and Professional Services: The Company’s standard practice dictates that a contract must be executed with the customer for all services. Revenue is not recognized until a signed contract or statement of work is in place.

ii)    Delivery has Occurred or Services Have Been Rendered

Software Licensing

As MarketShare’s software products are hosted solutions, delivery is deemed to have occurred when the customer is provided their log-in credentials allowing them to access and use the software.

If, after the customer has access to the software, there is any doubt about customer acceptance of the software, revenue is not recognized until acceptance occurs. In cases where MarketShare provides an acceptance period to a customer to evaluate the software, revenue is not recognized until that period expires.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

The software licensing revenue is recognized on a straight-line basis over the term of the software license agreement.

Professional Services

Delivery of professional services is deemed to have occurred as the Company performs the services specified in the contract with the client. Revenue is recognized using a proportional performance model. If there is doubt as to whether the customer accepts the services then delivery is considered not to have occurred, and the revenue is deferred.

Multiple Element Arrangements

In most instances, revenue from new customers is generated under sales agreements with multiple elements, comprised of both customers accessing the software and the delivery of professional services. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the Company’s control.

The Company has concluded that the professional services included in multiple-deliverable arrangements executed have stand-alone value because the Company has sold these professional services separately. Therefore, professional services and software licensing are considered separate units of accounting

The arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. The Company determines the relative selling price for a deliverable based on its Vendor-Specific Objective Evidence (“VSOE”) of selling price, if available, or its Best Estimate of Selling Price (“BESP”) for the deliverable, if VSOE is not available. The Company has determined that Third-party Evidence (“TPE”) of selling price is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information.

As the Company has not established VSOE for its professional services or software licensing and no TPE exists, the Company uses its BESP to determine the relative selling price for each unit of accounting.

The Company determined BESP by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical stand-alone sales, and contract prices. The determination of BESP is made through consultation with and approval by the Company’s management. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative selling prices.

iii)    The Vendor’s Fee is Fixed or Determinable

Fees from licenses cancelable by customers are neither fixed nor determinable until the cancellation privileges lapse. Fees from licenses with cancellation privileges expiring ratably over the license period are considered to become determinable ratably over the license period as the cancellation privileges lapse. If the contract calls for fees to be paid as milestones are met or as certain events occur, revenue may not be recognized for the fees associated with those milestones or events until they have been completed.

iv)    Collectability is Reasonably Assured

Revenue should not be recorded if there is a lack of reasonable assurance that the fee will be collected. The Company assesses the probability of collection based on a number of factors, including the past history with the customer and the creditworthiness of the customer. If the Company determines that collection of the arrangement fee is not probable, then revenue is recognized on a cash-collected basis.

Software Developed for Internal Use

The Company incurs internal and external costs to develop software for internal use. The Company capitalizes certain costs

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

incurred to create and enhance the Company’s proprietary software if the expected life of the project is greater than one year. The costs capitalized are limited predominantly to external costs incurred and payroll and payroll-related costs of technology employees who are directly engaged in the application development stage in which a design is chosen, where activities include software configuration, interfaces, coding, installation of hardware, testing, and parallel processing. Costs in the preliminary project and post-implementation operation stages are expensed as incurred. General and administrative and overhead costs are not capitalized as internal-use software costs.

Once an internal-use software project has been started, if it becomes no longer probable that the computer software project will be completed and placed in service, no further costs are capitalized. After the software has been developed and is functional, additional costs of specified upgrades and enhancements to the software are capitalized if the new expenditures will add additional functionality.

Costs incurred for maintenance, that is, costs incurred after the software is operational and that do not add any additional functionality, are expensed as incurred.

Capitalized costs for internal-use software are amortized as cost of revenues using the straight-line method over their estimated useful life. No amounts have been capitalized during the year ended December 31, 2014 and all amounts have been fully amortized in previous years.

Fair Value of Financial Instruments

The Company measures certain financial assets at fair value on a recurring basis based on a fair value hierarchy that requires management to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are:

Level 1          Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities.

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term debt are carried at cost, which approximates fair value because of the short-term maturity of these instruments. The carrying value of long-term debt is considered to approximate fair value as the current interest rate and terms are consistent with current market rates and terms.

The following table summarizes the liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2014
	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$1,681	$—	$—	$1,681

The Company determined the fair value of the warrant liability for certain warrants, as applicable, using an option pricing model with consideration given to the “down-round” protection provisions that reduce the exercise price if the Company issues new warrants or equity at a price lower than the stated exercise price. The model considered the fair value of the business as of the valuation date, timing of future possible equity and warrant issuances, and the estimated volatility of the Company’s member units using market comparable data.

There were no transfers between fair value measurement levels during the year ended December 31, 2014.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with high credit quality, federally insured financial institution. The account balances at these institutions periodically exceed FDIC insurance coverage and, as a result, there is a concentration of risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

Although a potential concentration of credit risk exists in accounts receivable, the Company does not have a history of uncollectible accounts receivable. During the year ended December 31, 2014, two customers, accounted for more than 5% of the Company’s revenues. At December 31, 2014, six customers, comprised approximately 51% of the total accounts receivable balance. Accounts receivable are typically unsecured and are derived from revenues earned from customers located in the United States, Europe, and Asia. As of December 31, 2014, the U.S. accounted for 97% of the accounts receivable. Customers outside the U.S. accounted for approximately 5% of the Company’s consolidated revenues at December 31, 2014.

Although the Company continues to expand its customer base in an attempt to mitigate the concentration of customers, the loss of any one of these customers could have an adverse effect on the consolidated revenues and results of operations.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable, net

Accounts receivable are stated at their net realizable value. The Company’s policy is to determine an allowance for doubtful accounts based upon its assessment of various factors. The Company considers the age of the accounts receivable balances, the credit quality of its customers, current economic conditions, and other factors that may affect customers’ ability to pay to determine the level of allowance required. Historically, the Company has collected substantially all of its open accounts receivable. In those instances when an account is determined to be uncollectible, it is charged off against the allowance for doubtful accounts. As of December 31, 2014, the Company’s allowance for doubtful accounts was insignificant.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally five years for furniture and three years for office equipment, computer equipment and software. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization are removed from the Company’s consolidated financial statements with the resulting gain or loss reflected in the Company’s consolidated statement of operations and comprehensive loss. Repairs and maintenance expenses are expensed as incurred.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized but reviewed annually for impairment or more frequently if impairment indicators arise. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using discounted projected cash flows. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.

The Company performed its annual goodwill impairment test as of year-end and determined that no impairment exists at December 31, 2014.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

Finite-Lived Intangible Assets and Long-Lived Assets

Finite-lived intangible assets resulting from the acquisitions of entities accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received, which is based upon the valuation performed by an independent valuation firm familiar with the industry.

The Company evaluates finite-lived intangible assets and long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amounts might not be recoverable. If such indicators are present, the Company compares the estimated undiscounted cash flows directly associated with the asset to the asset’s carrying value. If the estimated future cash flows from the use of the asset are less than the carrying value, an impairment write-down is recorded to reduce the asset to its fair value.

Warrant Liability

The Company applies the guidance in ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (ASC 815-40), to its outstanding warrants to purchase Class 1-A, 1-B and 2-A units. Accordingly, the fair value of the warrants is measured and reported as a liability as of each balance sheet date. See Note 7 for more information.

Cost of Revenues

Cost of revenues primarily consists of direct and indirect costs related to the delivery of the Company’s software licensing and professional services. Direct costs include employee payroll, external consultants, and outsourcing costs that are specifically incurred on behalf of those clients, while indirect costs include the allocation of overhead, including supervisory payroll, software licenses, data management, hosting costs related to the Company’s software, commissions and bandwidth costs.

Research and Development Costs

Research and development costs are expensed as incurred. These costs are primarily comprised of salaries, external consulting costs, and overhead expenses of personnel directly involved in the research and development of the Company’s software products while they are in the preliminary project and application development stages.

Sales and Marketing Costs

Sales and marketing costs consist of payroll and related expenses for internal personnel involved in marketing solutions, advertising operations, marketing research, and creative services, as well as fees paid to third parties related to marketing and product research.

General and Administrative Costs

General and administrative costs primarily consist of payroll and related expenses for executive and administrative personnel involved in legal, corporate communications, finance and accounting, talent and organization, and international business development. General and administrative costs also include costs for facilities, professional services, insurance, other general expenses, and depreciation and amortization of property and equipment.

Income Taxes

As MarketShare is a limited liability company, taxes are the liability of the individual members. As such, no provision is made for federal and state income taxes of MartketShare in the consolidated statement of operations and comprehensive loss. The Company’s tax returns and the amount of allocable profits or losses are subject to examination by federal and state taxing authorities. If such examinations result in changes to the Company’s profits or losses, the income tax liability of the members may also change.

The Company’s wholly owned subsidiary JovianData, Inc. (Jovian) is incorporated in the state of Delaware. Jovian incurred federal losses of $89,000 for the year ended December 31, 2014 and has an accumulated deficit of $3,393,000 as of

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

December 31, 2014. It has been in a loss position since inception.

In accordance with Financial Accounting Standards Board (the FASB) income tax guidance (ASC Topic 740, Income Taxes), the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards.

Under ASC 740, all positive and negative evidence must be evaluated to determine the amount of valuation allowance that is recorded against deferred tax assets. More specifically, a valuation allowance is recorded if, based on the weight of evidence, it is “more likely than not” that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance against its deferred tax assets, the Company may consider four sources of taxable income: (1) future reversals of existing taxable temporary differences (i.e., deferred tax liabilities), (2) taxable income in prior years to which a carryback would be available, (3) tax planning strategies, and (4) future taxable income, exclusive of reversing temporary differences and carryforwards.

In 2014, Jovian recorded a full valuation allowance against all of its deferred tax assets. On an annual basis, the Company reviews the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not believed to be likely, the valuation allowance is maintained. The Company has historically generated losses, and is forecasting a loss for the 2015 tax year. As such the Company is more likely than not to realize the deferred tax assets.

Deferred tax assets and liabilities are measured each year based on the differences between financial reporting and taxable income using enacted tax rates. Deferred income tax expenses or credits are based on changes in deferred income tax assets or liabilities from period to period.

The Company does not have any unrecognized tax benefits as of December 31, 2014. Accordingly, the Company does not have any tax positions for which it is reasonably possible that the total amount of gross unrecognized tax benefits will increase or decrease within the 12 months following the balance sheet date.

The accompanying consolidated financial statements of the Company are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The results of operations reflected in the accompanying consolidated statement of operations and comprehensive loss differ from amounts reported in the members’ federal income tax returns because of differences in accounting policies adopted for financial and tax reporting purposes.

Debt Issuance Costs

Amounts paid to or financed with lenders in connection with the debt arrangements were capitalized and are amortized as a component of interest expense over the life of the loan using a straight-line method, which approximates the effective interest method.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, requiring entities to present debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of the debt liability. The new guidance does not affect entities’ recognition and measurement of debt issuance costs. The guidance in the ASU is effective for all entities in fiscal years beginning after December 15, 2015. All entities must apply the guidance retrospectively and provide the required disclosures for a change in accounting principle in the period of adoption. Early adoption is permitted. The Company does not expect the adoption of this standard to have a significant impact on the consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern. The amendments in this update require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).

The amendments in this update are effective as of January 1, 2017. Early application is permitted. The adoption of this standard is not expected to have an impact on the consolidated financial condition and results of operations.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The guidance in this update supersedes the revenue recognition requirements in ASC 605, Revenue Recognition, and most industry-specific guidance throughout the Codification. Additionally, this update supersedes some cost guidance included in ASC 605-35, Revenue Recognition - Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of ASC 360, Property, Plant, and Equipment, and intangible assets, within the scope of ASC 350, Intangibles - Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement in this update. The standard will be effective for the Company as of January 1, 2018. Nonpublic entities may apply the guidance using the same adoption dates required for public companies, among other early adoption alternatives. An entity can apply the revenue standard retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings (simplified transition method). Management is currently assessing the impact of this update on the consolidated financial statements.

3.     PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following (in thousands):

December 31, 2014
Computer equipment and software	$2,216
Furniture and fixtures	488
Leasehold improvements	844
Property and equipment	3,548
Less accumulated depreciation and amortization	(1,908)
1,640
Construction in progress	169
Property and equipment, net	$1,809

The Company recorded depreciation expense of approximately $645,000 for the year ended December 31, 2014.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

4.	GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Amortization Period
Noncompete agreement	$40	$(40)	$—	3
Other intangibles	154	—	154
Trademark	112	(30)	82	15
Intellectual content	2,110	(2,110)	—	3
Customer relationships	570	(456)	114	5
Purchase software	235	(180)	55	3
Existing technology	3,810	(3,810)	—	4
	$7,031	$(6,626)	$405

The Company recorded amortization charges related to intangible assets of approximately $757,000 for the year ended December 31, 2014.

Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for the remaining useful life of these assets is as follows (in thousands):

Year ending December 31,
2015	$159
2016	17
2017	15
2018	7
2019 and then thereafter	52
$250

There have been no changes to the goodwill balance during the years ended December 31, 2014.

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are comprised of the following:

December 31, 2014
Accounts payable	$2,796
Accrued bonuses	4,341
Accrued vacation	478
Accrued professional fees	2
Other accrued expenses	878
Total	$8,495

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

6.	LINE OF CREDIT

In June 2012, the Company entered into loan and security agreement to establish a $5,000,000 working capital line of credit (“Line of Credit”) with Silicon Valley Bank. The Line of Credit provides for short-term working capital financing that leverages growth in receivables and is secured by the Company’s assets. Interest is due at 1.5% above the prime rate, or 3.25% as of December 31, 2014. The loan and security agreement includes certain covenants, including maintaining an agreed upon liquidity, with which the Company is currently in compliance. The Company did not draw upon the Line of Credit during 2014 and therefore recognized no interest expense for the year ended December 31, 2014 and had no balance outstanding under the line of credit at December 31, 2014.

7.	LONG TERM DEBT AND WARRANT LIABILITY

On September 28, 2012, the Company entered into a four-year, $10,000,000 term loan with Silver Lake Waterman Fund L.P. (“SLW”). On November 26, 2014, the loan was amended and an additional $5,000,000 was borrowed for an aggregate total loan balance of $15,000,000.

The aggregate loan is due on November 26, 2017 which may be extended to November 26, 2018 if certain financial goals are achieved by the Company in 2015. The loan is secured by substantially all the assets of the Company.

Cash interest of 10% is paid monthly and paid-in-kind interest (“PIK interest”) of 2.5% is capitalized monthly. Total interest expense for the year ended December 31, 2014 was approximately $1,376,000, consisting of cash interest of $1,101,000 and noncash interest of $275,000.

Concurrently with entering into the original and amended loan agreements, the Company granted warrants to purchase certain member units. The outstanding warrants held by SLW as of December 31, 2014 are summarized as follows:

Issuance Date	Underlying Member Unit	Number of Warrants	Exercise Price per Warrant	Expiration Date	Fair Value as of December 31, 2014
September 2012	Class 1-A	107,238	$2.55	September 2019	$298,000
September 2012	Class 1-B	107,238	$2.55	September 2019	$222,000
November 2014	Class 2-A	141,217	$8.29	November 2026	$370,000

As of December 31, 2014, all warrants are fully vested and exercisable. The warrants include a down-round provision whereby the exercise price is adjusted downward in the event that additional units of the Company’s securities that may be exercisable, convertible or exchangeable for the Company’s member units are issued at a price less than the exercise price of the warrants.

Utilizing an option-based pricing model, the Company determined the aggregate fair value of the Class 1-A and Class 1-B warrants at issuance was approximately $631,000 and $370,000 for the Class 2-A warrants, respectively. As the warrants embody an obligation to repurchase the Company’s shares and may allow for net settlement in cash, the initial fair value was recorded as a derivative liability. At each reporting period, the fair value of the warrants is re-measured and the change in the liability is reported as noncash income or expense in the consolidated statement of operations and comprehensive loss.

The issuance discount on the SLW loan is amortized over the expected term of the financing arrangement using the interest-method and is recognized as a component of interest expense.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

In November 2014 concurrent with the issuance of Class 2-A member units as more fully described in Note 10, the Company issued warrants to an investor. The warrants are summarized as follows:

Issuance Date	Underlying Member Unit	Number of Warrants	Exercise Price per Warrant	Expiration Date	Fair Value as of December 31, 2014
November 2014	Class 2-A	301,747	$8.29	November 2026	$791,000

These warrants are fully vested and exercisable as of December 31, 2014 and have substantially the same terms as the Class 2-A warrants issued to SLW, except in regard to the down-round provisions which are not included. As the warrants embody an obligation to repurchase the Company’s shares and may allow for net settlement in cash, the initial fair value was recorded as a derivative liability. At each reporting period, the fair value of the warrants is re-measured and the change in the liability is reported as noncash income or expense in the consolidated statement of operations and comprehensive loss

8.	JOINT VENTURE WITH EIGHT BALL (TICKETMASTER)

In April 2011, the Company entered into a series of agreements with Ticketmaster to form Eight Ball with the objective of developing dynamic ticket pricing tools for the event ticketing market. The agreements provide the Company with a 49% ownership in the Joint Venture (“JV”) for a contribution of $1,950,000.

As a part of the master services agreement, the Company provides to Eight Ball, certain professional services to develop existing MSP technology for fees of approximately $3,900,000. In lieu of a cash contribution, the Company was able to elect to contribute the fees to be earned from Eight Ball. The Company also provides support services over a period of three years to the JV for the technology development.

Under a shared service agreement, Ticketmaster provides the resources to operate the JV, including management, sales, and marketing functions. Eight Ball reimburses Ticketmaster for out-of-pocket costs incurred and a percentage of salary and benefits for its employees, as defined in the agreement. The amount reimbursed each year is not to exceed 33% of the JV’s gross revenue attributed to the ticket pricing tools and any unreimbursed amounts are carried forward to the next year.

Under a licensing arrangement, the Company provided an irrevocable, perpetual, worldwide, fully paid up, royalty free license to the JV for the rights to use MSP technology to develop the ticket pricing tools. The Company owns and retains the rights to the ticket pricing tools developed under the master service agreement (other than the user interface platform), MSP technology, and MSP’s intellectual property. The software licensed to the JV will be provided under a SaaS model.

The Company has evaluated its investment in the JV and determined that it is not the primary beneficiary, nor does it have the power to direct the activities of the JV that most significantly impact the JV’s economic performance. Therefore, the Company accounts for its investment in Eight Ball under the equity method of investment.

The Company recorded its investment in the JV equal to value of the software (user interface) that it developed but which the JV owns. The Company then reduced the value of its investment by its proportional share of the operating losses of the JV, up to the amount of its investment. The Company has no requirement or liability to provide additional funding to the JV. Based on the contributed software and losses incurred by the JV, the investment in Eight Ball is at a zero basis at December 31, 2014.

9.	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

The provision for income taxes consists of the following (in thousands):

December 31, 2014
Current:
Federal	$—
State	1
Foreign	138
Total current	139

Deferred:
Federal	—
State	—
Foreign	—
Total deferred	—
Valuation allowance	—
Net total deferred	—
Total	$139

The components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

December 31, 2014
Deferred tax assets:
Research and development, MIC and AMT credits	$133
Intangibles	153
Net operating loss carryforwards	1,392
Total deferred tax assets	1,678

Deferred tax liabilities:
Intangibles	—
Total deferred tax liabilities	—

Valuation allowance	(1,678)
Net deferred tax assets	—
Net deferred tax liabilities	$—

At December 31, 2014, the Company’s subsidiary, Jovian, had federal and state net operating loss carry forwards of approximately $3.3 million and $3.4 million, respectively, which will start to expire in 2028 unless utilized. Jovian had federal and state research tax credit carry forwards of approximately $79,000 and $83,000 respectively.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited because of cumulative changes in the ownership of more than 50%, which occur within a three-year period.

Similarly, California legislation imposes substantial limitations on the utilization of net operating loss and tax credit carryforwards in the event that there is a change in ownership, as provided by Section 382 of the Internal Revenue Code and

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

similar state provisions. Such a limitation could result in the expiration of the net operating loss carryforwards and tax credits before utilization. The Company has not performed an analysis to determine if any of the net operating losses may be limited. The Company will perform a limitation study before any net operating loss carryforwards or credit carryforwards are utilized in future years.

The Company recognizes interest and penalties within the provision for income taxes. There were no interest and penalties recognized during the year ended December 31, 2014.

The Company is subject to U.S. federal examinations by tax authorities for years beginning in 2010 and state and local income tax examinations for years beginning in 2009.

10.	REDEEMABLE CONVERTIBLE PREFERRED MEMBER UNITS

As of December 31, 2014 the Company had four classes of redeemable convertible preferred member units outstanding. The redeemable convertible preferred member unit activities for the year ended December 31, 2014 and the respective units preferred liquidation value as of December 31, 2014 are as follows (in thousands, except for number of units):

	Outstanding as of January 1, 2014	Units Issued to Investors	Outstanding as of December 31, 2014	Liquidation Value as of December 31, 2014
Class 1-A	6,420,830	—	6,420,830	$29,827
Class 1-B	6,420,830	—	6,420,830	29,827
Class 2	3,646,420	—	3,646,420	22,002
Class 2-A	—	1,206,987	1,206,987	10,081
	16,488,080	1,206,987	17,695,067	$91,737

On November 24, 2014 the Company issued 1,206,987 Class 2-A units and a warrant to purchase 301,747 Class 2-A units for $10.0 million. The Class 2-A units were allocated approximately $9.2 million of the proceeds, net of issuance costs, and $791,000 was assigned to the warrant.

Due to the redemption features and other provisions further described in this Note, Class 1-A, Class 1-B, Class 2 and Class 2-A redeemable convertible preferred member units are classified outside of permanent equity. The carrying value of the redeemable convertible preferred member units are accreted to their liquidation value at each reporting period with a charge to members’ deficit.

At December 31, 2014, the Company’s authorized and issued redeemable convertible preferred member units were as follows:

	December 31, 2014
	Authorized	Issued
Class 1-A	6,528,068	6,420,830
Class 1-B	6,528,068	6,420,830
Class 2	3,646,420	3,646,420
Class 2-A	1,649,951	1,206,987
	18,352,507	17,695,067

Significant features of the redeemable convertible preferred member units are as follows:

Preferred Return

All redeemable convertible preferred member units are eligible for a cumulative, non-compounding, annual return on the

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

initial purchase price. All redeemable convertible preferred member units received an annual return of 5% except the Class 2-A units receive an 8% return. The Class 1-A and 1-B units are additionally eligible for an initial unpaid preferred return of $0.69392 per unit.

Liquidation and Participation Preference

In the event of any liquidation, dissolution of winding up of the Company, the available funds and assets that may be legally distributed to the members will be distributed in the following order of priority:

First, to the holders of the Class 1-A, Class 2 and Class 2-A units, on a pari-passu basis, an amount equal to their respective preferred returns.

Second, to the holders of the Class 1-B units, an amount equal to their preferred return.

The Class 1-A and Class 1-B preferred returns are subject to a linear phase out when the aggregate payout is between 1.69 times and 2.53 times the accreted preferred returns. The redeemable preferred member units distribution may be reallocated between Class 1-A, Class 1-B, Class 2 and Class 2-A units when the linear phase out is alternatively determined to be between 2.0 and 3.0 times the respective initial purchase price of the Class 1-A and 1-B units.

Third, to the holders of the Class B member units, an amount equal to $0.18662519 per unit, but not to exceed $1,421,203.

Lastly, upon completion of the distribution of the preferred return to the redeemable convertible preferred member units and Class B units, all remaining funds and assets available for distribution, are required to be distributed pari-passu amongst all classes of redeemable preferred member units and member units and the Company’s phantom stock plan.

If a liquidation event should occur before April 5, 2015, then the preferred return on 3,601,402 of the Class 2 units will be adjusted such that the aggregate proceeds on the Class 2 units equal no less than 1.85 times the Class 2 purchase price.

If a liquidation event should occur before either, November 26, 2015 or November 26, 2016, then the preferred return on the Class 2-A units will be adjusted such that the aggregate proceeds equal no less than 1.7 times and 1.85 times the Class 2-A purchase price, respectively.

Conversion

Each of redeemable convertible preferred member units shall be convertible, at the option of the holder, into a number of Class B units according to a conversion ratio, subject to adjustments for dilution. Additionally, the units automatically convert upon the closing of a Qualified IPO into a number of Class B units at the then applicable conversion ratio.

Redemption

The holders of the redeemable convertible preferred member units can, at any time, require the Company to either, at the election of the Board of Managers, (i) effect a sale of the Company for cash, cash equivalents and/or marketable securities or (ii) effect a qualified IPO of primary equity interests in the Company.

Upon the occurrence of certain events specified in the operating agreement, such as a member’s bankruptcy or divorce, the Company and other members have the first right to purchase the units. In the event of any proposed redemption of redeemable convertible preferred member units, the other preferred unit members may require that the Company redeem a pro rata share of the units held by the other preferred unit members on the same terms and conditions. In addition, the redeemable convertible preferred member units have customary anti-dilution protection, preemptive, tag-along, and drag-along rights.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

11.	MEMBERS’ DEFICIT

As of December 31, 2014 the Company had three classes of member units outstanding. During 2014, there were no changes in the number of member unit outstanding. At December 31, 2014, the Company’s authorized and issued member units were as follows:

	December 31, 2014
	Authorized	Issued
Class B	25,035,777	6,683,270
Class C	2,010,309	2,010,309
Class P	47,868	47,868
	27,093,954	8,741,447

Voting

All units are voting, except for 574,000 of the Class C and all of the Class P units which are non-voting.

12.	EQUITY PARTICIPATION PLAN

The MarketShare Equity Participation Plan (the “Plan”) is a phantom equity award plan that provides for the granting of Equity Participation Units (“EPU”) to Company employees or other service providers.

EPUs do not represent an equity interest in the Company, and do not provide the holder the right to acquire or obtain an equity interest in the Company. Instead, the holder is entitled to a payment if and when the Company is sold in a qualifying sale as defined in the Plan.

In the event of a qualifying sale, the payment amount is determined by calculating an equivalent equity percentage for individual EPU holders based on the number of vested EPUs divided by the total fully diluted number of member units outstanding. The equivalent equity percentage is then applied against the net sale proceeds to determine each individual’s payout. Net sale proceeds are the net of: a) proceeds from a qualifying sale payable to equity holders, b) any liquidation preferences of member units, and c) a Baseline Value specific to each EPU that is established at the grant date.

EPUs vest to the holder over a requisite service period. Typically awards are ratably earned on each anniversary date of the grant over a four year period. Upon a qualifying sale of the Company, subject to certain conditions, all unvested EPUs immediately vest.

If an EPU holder’s service is terminated, awards are forfeited unless the holder elects to exercise an option to acquire up to 50% of the vested award. This election requires the holder to make a cash payment to the Company for the number of EPU they wish to retain multiplied by the Baseline Value of those specific awards.

EPUs granted and forfeited under the Company’s plan are presented below:

Total Units
Balance at January 1, 2014	3,091,150
EPUs granted	965,970
EPUs forfeited (canceled)	(459,999)
Balance at December 31, 2014	3,597,121

There were 2,111,670 EPU vested as of December 31, 2014.

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

Management evaluates the likelihood of a qualifying sale transaction occurring in the foreseeable future at each reporting period. As of December 31, 2014, the occurrence of such an event is not considered probable and consequently no liability or compensation costs have been recognized in the financial statements.

13.	RELATED-PARTY TRANSACTIONS

The Company has granted EPUs to certain employees, as more fully described in Note 12. In addition, the Company has granted EPUs to 35 Company officers, Advisory Board members, and/or Class C and Class P members. The total outstanding EPU held by these individuals at December 31, 2014 aggregate to 1,396,750, of which 1,055,938 units are fully vested as of December 31, 2014.

The Company provided product development services to Eight Ball and recognized approximately $2,077,000 in revenues for the year ended December 31, 2014. Accounts receivable with this related-party was $181,000 at December 31, 2014.

Effective July 30, 2010, the Company entered into a management services agreement with an affiliate of one of its members for management, consulting, and financial services to be provided to the Company for a quarterly management fee of $72,000. Management service fees amounted to $288,000 for the year ended December 31, 2014.

14.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into non-cancelable operating lease agreements for office space in the United States, United Kingdom, India, and Japan with original lease periods expiring between 2015 and 2017. Certain of the leases have renewal options that are at the then-current market value, escalating rent payment provisions and rent holidays. The Company recognizes rent expense under such arrangements on a straight-line basis.

At December 31, 2014, future minimum payments under non-cancelable operating leases are as follows (in thousands):

Year ending December 31,
2015	$2,190
2016	2,075
2017	912
2018	335
2019 and thereafter	344
$5,856

The Company recorded approximately $2,622,000 of rent expense under operating leases during the year ended December 31, 2014. These expenses are included in general and administrative expenses in the accompanying consolidated statement of operations and comprehensive loss.

Legal Proceedings

From time to time, the Company may become involved in a variety of claims, lawsuits, investigations, and proceedings arising from the ordinary course of business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims, tax, and other matters. Although these matters are inherently uncertain and their results cannot be predicted with certainty, management believes that the resolution of current pending matters will not have a material adverse effect on the business, consolidated financial position, results of operations, or cash flows.

Regardless of the outcome, litigation can have an adverse impact because of defense costs, diversion of management resources,

MarketShare Partners, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

and other factors. In addition, it is possible that an unfavorable resolution of one or more such proceedings could, in the future, materially and adversely affect the financial position, results of operations, or cash flows in a particular period.

15.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Savings Plan (“the 401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, full-time employees who have attained age 21 are entitled to participate in the 401(k) Plan. The Company does not have in place a contribution matching arrangement.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 30, 2015, the date the Company’s consolidated financial statements were issued.

On April 1, 2015, the Company acquired substantially all of the assets, operations and employees of Business Researchers, Inc. (doing business as DataSong) (“BRI”). The purchase consideration consisted of $5.7 million in cash, 1,120,121 Class C units and a $3.0 million note payable that is due no later than the two year anniversary of the transaction. A further 480,945 Class C units may be issued to the seller shareholders based upon the former management of BRI achieving certain future financial and operating goals. Additionally approximately 449,231 EPUs were granted to former employees of BRI who were hired as employees of the Company.

The Company is in the process of completing its purchase accounting analysis but expects the majority of the acquired assets will be comprised of intangible assets and goodwill.

On April 22, 2015, the Company issued a further 965,589 Class 2-A units and 241,397 warrants to purchase Class 2-A units to existing investors for an aggregate amount of $8.0 million.